Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

December 15, 2015

Expedia, Inc.

333 108th Avenue N.E.

Bellevue, WA 98004

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Expedia, Inc., a Delaware corporation (“Expedia” or the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 (the “Registration Statement”) relating to 1,415,000 shares of Expedia common stock, $0.0001 par value per share (the “Shares”), to be issued by the Company pursuant to the HomeAway, Inc. 2011 Equity Incentive Plan (the “Plan”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

In rendering this opinion, we have examined such corporate records and other documents (including Expedia’s charter and bylaws as currently in effect and the Registration Statement and the Plan), and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents. We have also assumed that the Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Shares.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based on the foregoing and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that, when the Shares have been issued and delivered in accordance with the provisions of the Plan and the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

This opinion speaks only as of its date and is for the Company’s benefit in connection with the Registration Statement and may be relied upon by the Company and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz